Exhibit 10.1

OFFICE LEASE

Between

Fund IX, Fund X, Fund XI, and REIT Joint Venture, a Georgia joint venture,

and

AVNET, Inc.,

a New York corporation

360 INTERLOCKEN BOULEVARD, BROOMFIELD, COLORADO

i

List of Defined Terms

ADA	32
Additional Rent	8
Affiliate	21
Alterations	10
Anticipated Commencement Date	1
Arbitration Request	1
Base Rent	3
Building	1
Commencement Date	1
Construction Allowance	3
CPA	8
Current Market Rate	1
Default	23
Default Rate	25
Dish	32
Estimates	1
Expiration Date	2
Extension Option	1
Extension Term	1
Force Majeure Delays	34
Hazardous Material	29
Holder	18
Holidays	9
Landlord	1
Law	34
Lease Month	3
Lease Year	3
Line Problems	28
Lines	27
Mortgage	18
MSDS	29
Operating Expenses	4
Permitted Holdover	16
Permitted Transfer	21
Permitted Transferee	21
Person	34
Premises	1
Prime Rate	24
Property	1
Rent	8
Rules	8
Statement	6
Subject Space	19
Substantial Completion	2
Substantial Completion Deadline	2
Substantially Completed	2
Systems and Equipment	1
Tangible Net Worth	21
Taxes	3
Tenant	1

ii

List of Defined Terms

Tenant Delay Day	2
Tenant Work	10
Tenant’s Prorata Share	4
Term	2
Termination Effective Date	36
Termination Fee	36
Termination Option	36
Total Construction Costs	3
Transfer Premium	20
Transferee	19
Transfers	19
Work	1
Working Drawings	1

iii

OFFICE LEASE

THIS LEASE made as of the 2nd day of September, 2010 between Fund IX, Fund X, Fund XI, and REIT Joint Venture, a Georgia joint venture (“Landlord”) and AVNET, Inc., a New York corporation (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises and Term

(A)    Premises, Building and Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space known as Suites 100, 125, 150 and 200 and 300 (“Premises”) described or shown on Exhibit A attached hereto containing approximately 42,463 rentable square feet of space located on the first, second and third floor of the building commonly known as 360 Interlocken Boulevard, Broomfield, Colorado (the “Building”), subject to the terms of this Lease. Landlord and Tenant agree that for purposes of this Lease the rentable area of the Premises is approximately forty two thousand four hundred sixty three (42,463) square feet, 6,304 of which are on the first floor of the Building. The term “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith owned or leased by Landlord. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Building there above, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant, provided that Tenant shall be entitled to share use of this space for Tenant’s needs in the Premises and further provided that Landlord shall comply with the requirements of the last grammatical paragraph of Article 19 in connection with any entrance into the Premises pursuant to this Section 1(A). “Systems and Equipment” shall mean any common (shared) plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, the back up generator, and any other mechanical, electrical, electronic, computer or other systems or equipment serving more than one tenant at the Property.

(B)    Commencement Date: The “Commencement Date” shall be the earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit B hereto) in the Premises is Substantially Completed (as defined in Exhibit B hereto), or (c) the date on which the Work in the Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit B hereto). The “Anticipated Commencement Date” is November 24, 2010. If the Commencement Date does not occur on or before November 24, 2010, then at Tenant’s request the Commencement Date shall be deferred to January 15, 2011. The “Term” of this Lease shall be approximately one hundred twenty (120) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 120th full calendar month following the Commencement Date (“Expiration Date”), subject to adjustment and earlier termination as provided herein.

(C)    Completion. Until the Work is Substantially Completed, Landlord shall continue to use due diligence to obtain the required building permit(s), to complete construction and to deliver possession of the Premises to Tenant. From time to time, upon Tenant’s request Landlord shall give Tenant written notice of the progress of the Work. Not less than thirty (30) days prior to Landlord’s estimated date when the Work will be Substantially Completed, Landlord and Tenant shall cooperate diligently to periodically inspect the Premises to identify potential punch list items, and thereafter Landlord shall cause deficient items to be corrected.

(D)    Remedies for Delay. If delivery of possession of the Premises to Tenant is delayed because of a delay in the completion of construction of the Building or other Work, then this Lease shall remain in full force and effect, and Landlord shall not be liable to Tenant for any damage occasioned by such delay. Notwithstanding the preceding sentence, if Substantial Completion does not occur on or before January 15, 2011 (the “Substantial Completion Deadline”), as such date may be extended by reason of Tenant Delay Days and/or a Force Majeure Delay, then Tenant’s sole and exclusive remedy for such delay will be to receive one (1) day of free Base Rent credit for every day from the Substantial Completion Deadline (as it may be so extended for Tenant Delay Days and/or Force Majeure Delay) until Substantial Completion. All free Base Rent credits earned under this Section shall be applied dollar-for-dollar to the Base Rent first coming due from and after the Commencement Date.

(E)    Term Commencement. Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Exhibit E promptly following the Commencement Date evidencing that Tenant has inspected the Premises, Property, Systems and Equipment and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements and no representations respecting the condition of the Premises or the Property, except (i) as expressly provided herein or in the Workletter; (ii) for omissions from, or errors to the Work that is required by the design documents, and (iii) any latent defects that materially interfere with AVNET’s use of the Premises.

(F)    Required Tenant Deliveries. Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) this Lease fully executed by Tenant; (ii) one monthly installment of Base Rent; (iii) certificates of insurance or notice of self insurance as required under Article 9 of this Lease; (iv) copies of all governmental permits and authorizations, if any, required in connection with Tenant’s operation of its business within the Premises, excluding any certificate of occupancy or final inspection with respect to the Work. Failure to timely deliver any of the foregoing shall not defer the Commencement Date or impair Tenant’s obligation to pay Rent.

ARTICLE 2

Base Rent

Tenant shall pay Landlord Base Rent (“Base Rent”) in advance on or before the first day of each calendar month during the Term, except that Base Rent for one full calendar month during Lease Year 1 for which Base Rent shall be due shall be paid when Tenant executes this Lease, in the following amounts at the following times:

Time Period	Annual Amount	Monthly Amount	Annual Base Rent Per Square Foot

Lease Year 1	$382,167.00*	$31,847.25*	$9.00
Lease Year 2	$573,250.50	$47,770.88	$13.50

Lease Year 3	$594,482.00	$49,540.17	$14.00
Lease Year 4	$615,713.50	$51,309.46	$14.50
Lease Year 5	$636,945.00	$53,078.75	$15.00
Lease Year 6	$658,176.50	$54,848.04	$15.50
Lease Year 7	$679,408.00	$56,617.33	$16.00
Lease Year 8	$700,639.50	$58,386.63	$16.50
Lease Year 9	$721,871.00	$60,155.92	$17.00
Lease Year 10	$743,102.50	$61,925.21	$17.50

*Notwithstanding the foregoing, provided Tenant is not in Default hereunder, Base Rent for the first ten (10) calendar months of the Term shall be abated. In the event that during the Term Tenant commits a material monetary Default and Tenant fails to cure before Landlord exercises its remedies under this Lease, then all sums so abated shall be immediately due and payable.

If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of the number of days in that month. Except as otherwise may be expressly provided for herein, Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month) and the term “Lease Year” shall mean each consecutive period of twelve (12) Lease Months.

ARTICLE 3

Additional Rent

(A)    Taxes. Tenant shall pay Landlord Tenant’s Prorata Share of Taxes. “Taxes” shall mean all federal, state, county, or local taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, rent taxes, sales taxes, gross receipts taxes, and personal property taxes imposed upon Landlord) payable by Landlord in any calendar year during the Term. However, “Taxes” shall not include: Landlord’s income taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, and estate taxes; provided that if an income or excise tax is levied by any governmental entity in lieu of or as a substitute for ad valorem real estate taxes (in whole or in part), then any such tax or excise shall constitute and be included within the term “Taxes.” Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes, dispute taxes or lower the tax valuation of the Property, but not in excess of 50% of the savings actually achieved. Tenant waives all rights to protest or appeal the appraised value of the Premises and the Property, provided that Landlord must appeal real estate taxes in the event that real estate taxes for the Property increase by more than ten percent (10%) in any calendar year during the Term. If Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord for any reason, Tenant shall pay Landlord upon demand Tenant’s Prorata Share of such increased Taxes. Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill. “Tenant’s Prorata Share” of Taxes and Operating Expenses shall be the rentable area of the Premises divided by the rentable area of the Building on the last day of the calendar year for which Taxes or Operating Expenses are being determined, excluding any parking facilities.

(B)    Operating Expenses. Tenant shall pay Landlord Tenant’s Prorata Share of Operating Expenses. “Operating Expenses” shall mean all expenses of every kind (other than Taxes) which are paid, incurred or accrued for, by or on behalf of Landlord during any calendar year any portion of which occurs during the Term, in connection with the management, repair, maintenance, restoration and operation of the Property and the complex of which the Property is a part, including, but not limited to, any amounts paid for: (a) utilities for the Property, including but not limited to electricity, power, gas, steam, chilled water, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating (including, without limitation, taxes on utility usage), (ii) permits, licenses and certificates necessary to operate, manage and lease the Property or for the operation of any transportation to or from the Property, (c) insurance applicable to the Property, but not limited to the amount of coverage Landlord is required to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property including, without limitation, costs of the maintenance, operation, and repair of the HVAC systems serving the Building, exclusive of systems which serve only a particular tenant’s space, (e) accounting, legal, inspection, consulting, concierge, and other services, (f) any equipment rental of any kind (or installment equipment purchase or equipment financing agreements), (g) management fees of not more than three percent (3%) of the gross revenues of the Building and amounts payable under management agreements (provided that in the event that Tenant leases 100% of the rentable area in the Building and Tenant elects by separate agreement with Landlord to self-manage, Landlord shall not include management fee reimbursement in Operating Expenses), (h) wages, salaries and other compensation and benefits for persons engaged in the operation, maintenance or security of the Property (but not at a level above the Building General Manager), and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, provided that such wages and benefits for persons who do not work full time at the Building shall be prorated based on time spent working on Building matters, (i) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, (j) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components), janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks, parking facilities and Property walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping parking facilities, and roof repairs; and (k) costs that are reasonably incurred by Landlord and produce meaningful savings in connection with any environmental initiative and/or operations & maintenance plan implemented by Landlord at the Property whether or not such initiatives are mandated by law including, but not limited to, costs to: install water efficient irrigation, plumbing and fixtures; reduce heat islands; control stormwater; reduce chemical emissions; manage refrigerants; optimize energy performance and increase efficiencies; store and collect recyclables; promote usage of recycled content; and implement sustainable purchasing and waste management policies. Notwithstanding the foregoing, Operating Expenses shall not include:

(i)    depreciation, interest and amortization on Mortgages, and other debt costs or ground lease payments, if any; legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received);

(ii)    capital expenditures, except those: (a) made primarily to reduce Operating Expenses, or to comply with any Laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of: (i) their useful lives or (ii) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures;

(iii)    expenses that are covered by manufacturer or contractor warranties;

(iv)    any overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Premises to the extent such increment exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(v)    Landlord’s general corporate overhead and general and administrative expenses;

(vi)    Fines and penalties, including but not limited to tax penalties incurred as a result of Landlord’s negligence or Landlord’s inability or unwillingness to make payments and/or to file any tax or informational returns when due;

(vii)    any property management fees in excess of the amount specified;

(viii)    Landlord’s charitable or political contributions;

(ix)    costs for sculpture, paintings or other objects of art;

(x)    costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Premises including accounting and legal matters, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Premises, costs of any disputes between Landlord and its employees,

(xi)    any entertainment, dining or travel expenses for any purpose;

(xii)    Landlord’s in house legal or accounting fees;

(xiii)    hazardous or toxic material clean-up costs;

(xiv)    gifts, holiday décor, parties, and lighting displays;

(xv)    costs reimbursed by a condemnation award; and

(xvi)    marketing costs.

With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, Operating Expenses which vary with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof. If the Property shall be part of or shall include a complex, development or group of buildings or structures, Landlord may allocate Taxes and Operating Expenses within such complex, development or group, and between such buildings and structures and the parcels on which they are located, in accordance with sound accounting and management principles. In the alternative, Landlord shall have the right to determine, in accordance with sound accounting and management principles, Tenant’s Prorata Share of Taxes and Operating Expenses based upon the totals of each of the same for all such buildings and structures, the land constituting parcels on which the same are located, and all related facilities, including common areas and easements, corridors, lobbies, sidewalks, elevators, loading areas, parking facilities and driveways and other appurtenances and public areas, in which event Tenant’s Prorata Share shall be based on the ratio of the rentable area of the Premises to the rentable area of all such buildings.

Furthermore, Tenant shall not be obligated to pay any increase in Controllable Operating Expenses (hereinafter defined) exceeding 4.0% of the Controllable Operating Expenses due for any calendar year under the Lease for the previous calendar year (such 4.0% cap to be determined on a compounded and cumulative basis). “Controllable Operating Expenses” shall mean all Operating Expenses other than union labor costs, insurance costs, all governmentally mandated costs and expenses (including all taxes of any kind, to the extent such taxes are included in Operating Expenses hereunder), utility costs, and costs of snow and ice removal. Management fees shall also be excluded from Controllable Operating Expenses because management fees are separately addressed and capped at Section 3(B)(g) above.

(C)    Manner of Payment. Taxes and Operating Expenses shall be paid in the following manner:

(i)    Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis in installments equal to one-twelfth of the annual estimate, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.

(ii)    Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii)    If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

(iv)    If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(v)    So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses.

(D)    Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred and sixty-five (365).

(E)    Landlord’s Records. Landlord shall maintain records respecting Taxes and Operating Expenses and determine the same in accordance with sound accounting and management practices, consistently applied. Taxes and Operating Expenses shall be calculated on a full accrual basis. Landlord reserves the right to change to a cash system of accounting and, in such event, Landlord shall make reasonable and appropriate accrual adjustments to ensure that each calendar year includes substantially the same recurring items. Tenant or its representative shall have the right to examine such records upon reasonable prior notice specifying the records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept by sending such notice no later than ninety (90) days following the furnishing of the Statement. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection unless: (1) the third party is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (2) the third party agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Tenant may take exception to matters included in Taxes or Operating Expenses, or Landlord’s computation of Tenant’s Prorata Share of either, by sending notice specifying such exception and the reasons therefor to Landlord no later than ninety (90) days after Landlord makes such records available for examination. Such Statement shall be considered final, except as to matters to which exception is taken after examination of Landlord’s records in the foregoing manner and within the foregoing times. Tenant acknowledges that Landlord’s ability to budget and incur expenses depends on the finality of such Statement. Landlord shall allow Tenant a credit against Rent next due for the amount of any overpayment and Tenant shall promptly pay Landlord the amount of any underpayment. In the event Tenant was overbilled by more than five percent (5%), Landlord shall promptly pay Tenant the reasonable costs of its audit and inspection of Landlord’s records, not to exceed the amount Tenant was overbilled. If Landlord has already retained, in response to another tenant’s exceptions, an independent certified public accountant (“CPA”) to certify one or more of the matters to which Tenant has taken exception, then, upon Landlord’s receipt of such CPA’s certification, Landlord shall provide a copy of the relevant portions thereof to Tenant and, based upon such certification, Landlord shall recalculate, to the extent applicable and for the period of time in question, the amount of those particular matters included in Tenant’s Share of Taxes or Operating Expenses to which Tenant took exception. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Prorata Share of Taxes and Operating Expenses in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved.

(F)    Rent and Other Charges. “Additional Rent” means Tenant’s Prorata Share of Taxes and Tenant’s Prorata Share of Operating Expenses. Base Rent, Additional Rent and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid at any office maintained by Landlord or its agent at the Property or at such other place as Landlord may designate.

ARTICLE 4

Use and Rules

Tenant shall use the Premises for general office use and related incidental uses. Tenant shall comply with all applicable Laws and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises. Tenant shall not disturb or interfere with any other tenant or occupant of the Property. Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies or an increase in the premiums thereunder. Tenant shall comply with, and shall cause its permitted subtenants, permitted assignees, invitees, employees, contractors and agents to comply with, all rules set forth in Rider One attached hereto (the “Rules”). Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after five (5) days notice thereof to Tenant. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.

ARTICLE 5

Services and Utilities

Landlord shall provide the following services and utilities (the cost of which shall be included in Operating Expenses unless otherwise stated herein):

(A)    Electrical service for standard office lighting fixtures, equipment and accessories through Landlord’s wires and conduits, to the extent available and based on the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises, provided the safe and lawful capacity of the existing electrical circuit(s) serving the Premises is not exceeded. Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid by Tenant without mark-up by Landlord either (1) through inclusion in Operating Expenses (except as provided in Section 5(G) with respect to excess usage by Tenant); (2) by a separate charge payable by Tenant to Landlord within thirty (30) days after billing by Landlord; or (3) by a separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right (i) to choose the company or companies to provide electrical service to the Property and the Premises, (ii) to aggregate the electrical service for the Property and the Premises with other buildings or properties, (iii) to purchase electrical service through an agent, broker or buyer’s group, and (iv) to change the electrical service provider or manner of purchasing electrical service from time to time. Tenant also shall be responsible for the payment of the cost of all modifications to the existing electrical circuit(s) and facilities serving the Premises, and the cost of all electricity furnished to the Premises during the performance of janitor service, the making of alterations or repairs in the Premises, and the operation of any special air conditioning systems which may be required for data processing or computer equipment or other special equipment or machinery installed by Tenant.

(B)    Heat and air-conditioning from 8:00 a.m. until 6:00 p.m. Monday through Friday and 8:00 a.m. until 1:00 p.m. on Saturday, except on Holidays. “Holidays” shall mean the following federally observed holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day,

Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day. Subject to governmental regulations, the Building’s HVAC system shall provide an inside condition for non-equipment room portions of the Premises as follows:

(i)    Not more than 75 degrees Fahrenheit (plus or minus 2 degrees) and 50% relative humidity when the outside temperature does not exceed 95 degrees Fahrenheit dry bulb and 75 degrees Fahrenheit wet bulb; and

(ii)    Not less than a minimum temperature of 70 degrees Fahrenheit (plus or minus 2 degrees) and 30-40% relative humidity when the outside temperature is not less than zero (0) degrees Fahrenheit dry bulb;

provided that the occupancy of the Premises does not exceed one (1) person for each 150 rentable square feet and the total electrical load (including lighting and power) does not exceed five (5) watts connected load per rentable square feet.

(C)    Water for drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of other tenants at the Property.

(D)    Hot and cold water for the restrooms and Tenant’s break rooms located on the first, second and third floors of the Building.

(E)    Office cleaning, trash removal service, and other janitorial services Monday through Friday or Sunday through Thursday in and about the Premises, excluding Holidays, in accordance with the janitorial specifications attached to this Lease as Exhibit G. If Landlord uses a third party contractor to provide janitorial services, the contractor must be bonded. In addition to the services described in Exhibit G, at Tenant’s request, for an additional fee Landlord shall provide some or all of the following: daily day porter service, quarterly carpet cleaning, and monthly refrigerator cleaning.

(F)    Operatorless passenger elevator service in common with Landlord and other tenants and their visitors. One of such elevators may be a “swing” elevator for use also as a freight elevator. Landlord may restrict use of elevators for freight purposes to the “swing” elevator and to hours reasonably designated by Landlord. Landlord shall have the right to restrict the number of operating elevators outside of normal business hours, provided that at least one elevator is in operation.

(G)    If reasonable and feasible, Landlord shall seek to provide extra utilities or services requested by Tenant provided the request does not involve modifications or additions to existing Systems and Equipment. Unless Tenant is paying the utility provider directly, Tenant shall pay for extra utilities or services at rates set by Landlord in its reasonable discretion. Payment shall be due at the same time as Base Rent or, if billed separately, shall be due within thirty (30) days after billing. If Tenant shall fail to make any payment for additional services, Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue the additional services. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. Unless Tenant is paying the utility provider directly, Landlord may impose a reasonable charge for any utilities and services, including, without limitation, air conditioning, electricity, and water, provided by Landlord by reason of: (i) any use of the Premises at any time other than the hours set forth above; (ii) any utilities or services beyond what Landlord agrees herein to furnish; or (iii) special electrical, cooling and ventilating needs created by Tenant’s telephone equipment, computer, electronic date processing equipment, copying equipment and other such equipment or uses. Landlord may impose a three hour minimum for extra hours HVAC service. Landlord, at its option, may require installation of metering devices at Tenant’s expense for the purpose of metering Tenant’s utility consumption. Tenant must notify Landlord one business day in advance if Tenant will require HVAC after the hours stated above or on a Sunday or Holiday.

(H)    Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any service to be provided by Landlord hereunder for a period of three (3) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such unavailability and such unavailability was not caused by or through Tenant or a governmental directive, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such three (3) business day period) that Tenant is so prevented from using the Premises. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

ARTICLE 6

Alterations and Liens

Tenant shall not make any additions, changes, alterations or improvements (“Alterations”) outside the Premises. Tenant shall not make any Alterations within the Premises (“Tenant Work”) without the prior written consent of Landlord, which shall not be unreasonably withheld; provided, however, that Landlord’s approval shall not be required (but Tenant shall notify Landlord in advance of any such Alterations) for any Alterations that in total cost less than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per year, are non-structural, and do not involve the roof, windows, HVAC or Building Systems or Equipment. Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the Tenant Work will not adversely affect the Systems and Equipment or the structure of the Property, and requirements as to the manner and times in which such Tenant Work shall be done. All Tenant Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and shall be in accordance with plans and specifications approved by Landlord (except for those Alterations not requiring approval. If Tenant proposes Alterations to the structure or material Alterations to the roof or Building Systems or Equipment and Landlord requires third party help to review Tenant’s plans and specifications for same, then Tenant shall be obligated to reimburse Landlord for the reasonable out of pocket costs incurred by Landlord. Consent or supervision by Landlord shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Tenant Work.

At the time when it seeks Landlord’s consent to the Alterations, Tenant may by written notice require Landlord to elect whether Landlord may require Tenant to remove it upon expiration or termination of this Lease, and if Landlord fails to make an election within thirty (30) days after receipt of such notice, Landlord will be deemed to have waived its right to require the removal.

Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys’ fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least five (5) days prior to the commencement of any Tenant Work (or such additional time as may be necessary under applicable Laws); in addition Tenant shall post a written or printed notice on the Premises stating that Landlord’s interest shall not be subject to any liens pursuant to §38-22-105(2) of the Colorado Revised Statutes or any similar statute enacted after the Commencement Date. Landlord shall also have the right to post and keep posted notices such as those provided for by to §38-22-105(2) of the Colorado Revised Statutes or to take any further action that Landlord may deem to be proper for the protection of Landlord’s interest in the Premises. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any lien or encumbrance whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

Initial and subsequent construction in the Premises by Tenant shall comply with the Building’s environmental and energy efficiency initiatives in effect at the time of construction. Such initiatives may include, but shall not be limited to, usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials.

ARTICLE 7

Repairs

(A)    Maintenance and Repairs by Landlord. Landlord, as an Operating Expense (except to the extent prohibited by Article 3 above), shall maintain and keep the common areas of the Building and Property, the Building structure, and the Systems and Equipment in first-class condition, in good working order and repair, and in compliance with all applicable laws, codes, ordinances, and regulations, including, without limitation, the foundation, floor slabs, structural support of the roof, roof membrane, interior support walls, stairwells, columns and beams, and all windows and doors and fixtures, except only to the extent damage thereto may be caused by Tenant. If Tenant desires that work within the Premises be performed outside of Tenant’s business hours, Landlord shall schedule the work accordingly, but Tenant shall pay or reimburse Landlord upon demand for the incremental additional cost of performing such work outside of Tenant’s business hours.

(B)    Maintenance and Repairs by Tenant. Except for customary cleaning and trash removal provided by Landlord under Article 5 and damage covered under Article 8, Tenant shall keep the Premises in good condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant). In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through (a) Landlord for such reasonable charges as Landlord may from time to time establish, or (b) contractors that Landlord generally uses at the Property, or (c)

other contractors approved in writing in advance by Landlord. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease).

ARTICLE 8

Casualty Damage

Subject to Article 6 and the remainder of this Article 8, Landlord shall apply its entire applicable insurance deductible and use all available insurance proceeds to restore the Premises or any common areas of the Property providing access thereto which are damaged by fire or other casualty during the Term. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work performed or paid for by Landlord under the terms, covenants and conditions of any separate agreement therefor signed by the parties hereto. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof (unless Tenant or its employees or agents intentionally caused the damage). Notwithstanding the foregoing, Landlord may terminate this Lease by giving Tenant written notice of termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be materially damaged by Tenant or its employees or agents, or if the Property shall be damaged by fire or other casualty such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twenty-four (24) months remain in the Term, or any material damage occurs to the Premises or materially impairs access to the Premises during the last twelve (12) months of the Term, (c) any Holder shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies (and its applicable deductible), or (d) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Property, or (e) the nature of such work would make termination of this Lease necessary or convenient and Landlord also terminates the leases of all other similarly situated tenants. Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord if (x) Landlord advises that the repairs to the Premises or access thereto cannot be completed within 270 days or (y) Landlord’s repairs to the Premises and the means of access thereto are not so completed within 270 days from the date of the damage. Unless this Lease is terminated, Landlord shall pursue restoration of the Building and the Premises diligently to completion. Tenant agrees that Tenant’s rights set forth above in this Section shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. Tenant acknowledges that this Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Property.

ARTICLE 9

Insurance, Subrogation, and Waiver of Claims

(A)    Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, the Building or the Property, which will in any way directly increase the rate of property insurance or other insurance on the Property. If any increase in the rate of property or other insurance is due solely to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due solely to any such activity, equipment or other item shall be conclusive evidence thereof.

(B)    Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, X or better rating and S&P rating of at least A-:

(i)    Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on a current ISO occurrence form and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

(ii)    Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

(iii)    Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

(iv)    Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

(v)    All Risk Property Insurance covering Tenant’s property, furniture, furnishings, fixtures, improvements, and equipment located at the Building. If Tenant is responsible for any machinery that is not covered under the All Risk Property Insurance, then Tenant shall maintain boiler and machinery insurance.

(vi)    Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

(vii)    Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects,

Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(C)    Tenant shall have the right to self-insure against any of the risks referred to above, provided Tenant maintains a net worth of at least Two Hundred Million Dollars ($200,000,000) and maintains an S&P credit rating of BBB- or better. Whenever Tenant elects to self insure pursuant to this Lease, Tenant shall for all purposes of this Lease be deemed to be carrying any insurance required to be carried by Tenant under the Lease and shall indemnify, defend, and hold harmless Landlord and its agents against any loss, cost, damage, expense (including reasonable attorneys’ fees), claim, cause of action or liability that Landlord and/or its agents may incur that would have been covered by the insurance policy replaced by the self insurance and such self insurance shall not otherwise affect the liability of the Landlord contained in this Lease. So long as Tenant is eligible to self insure, Tenant also shall have the right to modify its retention amounts from time to time in its sole discretion. Tenant will honor any waiver of subrogation provisions as may apply to such insurance provisions. Before Tenant elects to self insure, Tenant must deliver written notice of such election to Landlord, together with evidence that Tenant meets the net worth standards set forth in this paragraph. So long as Tenant continues to self insure, Tenant must deliver to Landlord certification that it meets such net worth requirements at least once per year.

(D)    Landlord and Landlord’s agents shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and Auto policy, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements to the extent that Landlord is responsible for the repair and replacement of same under this Lease. All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord, Landlord’s property manager, and their employees from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); and (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s representatives in connection with any loss or damage covered by such policy (and Tenant shall provide evidence of such waiver). Tenant shall notify Landlord prior to any cancellation of required insurance coverage. Tenant shall deliver an ACORD 25 certificate with respect to all liability and personal property insurance and an ACORD 28 certificate with respect to all commercial property insurance and documentation evidencing payment therefor (and, upon reasonable request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Commencement Date and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Lease Term and thereafter within thirty (30) days following Landlord’s request during the Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

(E)    Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord receives proceeds from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant above) and Tenant, Tenant’s officers, directors, employees, and agents shall be named as an additional insured on such CGL policy. Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s personal property or any Alterations (including Tenant’s Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE 10

Condemnation

(A)    If (a) the whole or any material part of the Premises or the Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose; (b) any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or the Property, or (c) Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken or if access to the Premises is permanently and materially impaired. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and of fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. Rent shall be proportionately abated if any part of the Premises shall be taken and this Lease shall not be so terminated.

(B)    Landlord shall give prompt notice to Tenant if Landlord becomes aware that any part of the Premises or any material part of the Property is proposed to be taken under the power of eminent domain.

ARTICLE 11

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession of the Premises, Tenant shall surrender possession of the Premises in the condition required under Article 7, ordinary wear and tear excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, subject to Article 6 above, by giving

Tenant notice prior to the date of termination, Landlord may require Tenant to promptly remove any or all of the foregoing items as are designated in such notice and restore the Premises to the condition prior to the installation of such items; provided Landlord shall not require removal of customary office improvements installed pursuant to any separate agreement signed by both parties in connection with this Lease (except as expressly provided to the contrary therein), or installed by Tenant with Landlord’s written approval (except as expressly required by Landlord in connection with granting such approval). If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises or the Property required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. Any and all property that may be removed from the Premises or the Property by Landlord pursuant to any provisions of this Lease or any Law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant’s risk, cost or expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in any removal and all storage charges as long as the same is in Landlord’s possession or under Landlord’s control. Any property, which is not removed from the Premises or which is not retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or of Tenant’s right to possession of the Premises, shall, at Landlord’s option, be conclusively presumed to have been abandoned and thus to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 12

Holding Over

(A)    Tenant shall have the right to remain in possession of the Premises after the expiration of the initial Term (or expiring Extension Term) of this Lease for up to three (3) months if Tenant notifies Landlord of its election to do so twelve (12) months prior to the expiration of the initial Term (or expiring Extension Term) (a “Permitted Holdover”). If Tenant so notifies Landlord, all terms and conditions in existence during the final month of the initial Term (or expiring Extension Term) shall be in effect, except that the Base Rent payable by Tenant to Landlord during that time shall be one hundred ten percent (110%) of the Base Rent that was payable in the last full month prior to the expiration of the initial Term (or expiring Extension Term).

(B)    Otherwise, unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less). In addition, Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 11). The provisions of this Article 12(B) do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

(C)    Holdover rent shall be prorated on a daily basis.

ARTICLE 13

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 14

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. The amount of recoverable fees shall be determined by the judge, and the parties’ fees shall include the reasonable value of their in house counsel services, not in excess of the cost of comparable outside counsel services. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

ARTICLE 15

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Tenant Work to the Premises which is deemed to be personal property by any governmental agency or subdivision thereof. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease.

ARTICLE 16

Subordination, Attornment and Mortgagee Protection

No Mortgage currently encumbers the Property. This Lease is subject and subordinate to all Mortgages hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. In connection with each future Mortgage, Landlord shall use commercially reasonable efforts to cause the Holder thereunder to execute and deliver to Tenant a commercially reasonable Subordination Non Disturbance, and Attornment Agreement, which Tenant then agrees to execute. If any foreclosure proceedings are initiated by any Holder or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees to attorn and pay Rent to any Holder which is a successor to Landlord hereunder or a purchaser at a foreclosure sale and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such Holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder). However, in the event of attornment, no Holder shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Holder becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Holder, (iii) bound by any future modification of this Lease not consented to by such Holder, (iv) be liable for any accrued obligation, act or omission of any prior landlord (including, without limitation, Landlord), whether prior to or after foreclosure or termination of the superior lease, as the case may be, (v) be bound by any covenant to undertake or complete any improvement to the Property or the Premises, or to reimburse or pay Tenant for the cost of any such improvement, (vi) be required to perform or provide any services not related to possession or quiet enjoyment of the Premises, or (vii) be required to abide by any provisions for the diminution or abatement of rent. “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or any part thereof and all renewals, modifications, consolidations, replacements or extensions thereof. Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form. In the event of any default on the part of Landlord, arising out of or accruing under the Lease, whereby the validity or the continued existence of the Lease might be impaired or terminated by Tenant, or Tenant might have a claim for partial or total eviction, Tenant shall not pursue any of its rights with respect to such default or claim, and no notice of termination of the Lease as a result of such default shall be effective, unless and until Tenant has given written notice of such default or claim to the applicable Holder (but not later than the time that Tenant notifies Landlord of such default or claim) and granted to such Holder a reasonable time, which shall not be less than the greater of (i) the period of time granted to Landlord under the Lease, or (ii) thirty (30) days, after the giving of such notice by Tenant to such Holder, to cure or to undertake the elimination of the basis for such default or claim, after the time when Landlord shall have become entitled under the Lease to cure the cause of such default or claim; it being expressly understood that (a) if such default or claim cannot reasonably be cured within such cure period, such Holder shall have such additional period of time to cure same as it reasonably determines is necessary, so long as it continues to pursue such cure with reasonable diligence, and (b) such Holder’s right to cure any such default or claim shall not be deemed to create any obligation for such Holder to cure or to undertake the elimination of any such default or claim.

ARTICLE 17

Estoppel Certificate

Tenant shall from time to time, within ten (10) days after written request from Landlord, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect; (B) to Tenant’s knowledge, Landlord is not in default hereunder; (C) Tenant is in possession of the Premises; (D) Tenant has no off-sets or defenses to the performance of its obligations under this Lease; (E) that the Premises have been completed in accordance with the terms, covenants and conditions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (F) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Holders, insurance carriers, auditors, rating agencies, and prospective purchasers. The certificate shall also confirm the dates to which the Rent has been paid in advance and the amount of any Security Deposit. The certificate may be relied upon by Landlord, its Holder(s), insurance carriers, auditors, rating agencies, and prospective purchasers. If Tenant shall fail to timely execute and return an estoppel certificate which has been delivered to Tenant, Tenant shall be deemed to have agreed with the matters originally set forth therein.

ARTICLE 18

Assignment and Subletting

(A)    Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (as further described below): (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the occupancy of the Premises by any Person other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred and eighty (180) days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor (for purposes of calculating any Transfer Premium), the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, (d) subject to the terms of a confidentiality agreement, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (e) any other information reasonably required to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. If Landlord reasonably requests additional information, Tenant’s notice will not be deemed to have been received and Landlord may withhold consent to such Transfer until Landlord receives and has a reasonable opportunity to review such additional information. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall reimburse Landlord for Landlord’s out of pocket costs to review and process the Transfer request, not to exceed one thousand dollars ($1000) per Transfer.

(B)    Approval. Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, or would be a significantly less prestigious occupant of the Property than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof) or an occupant of the Property, (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer, (vii) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of the Landlord involving the Property or any other tenant’s lease within it; (viii) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the

Building for comparable size space for a comparable period and the proposed Transferee is an existing tenant of the Building or in negotiation with Landlord to become a tenant of the Building; or (ix) any other basis which Landlord reasonably deems appropriate. If Landlord wrongfully withholds its consent to any Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

(C)    Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by the Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting therefrom (on a monthly basis) the reasonable expenses incurred by Tenant, amortized over the balance of the Term, for any changes, alterations and improvements to the Premises, legal fees incurred in connection with the Transfer, any other economic concessions or services provided to the Transferee, and any customary brokerage commissions paid in connection with the Transfer if acceptable written evidence of such expenditures is provided in advance to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) days after Tenant receives any Transfer Premium from the Transferee.

(D)    Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any proposed Transfer, to recapture the Subject Space; provided however, that in that event Tenant shall have the right to revoke the Transfer within ten (10) days after Landlord’s election to recapture. Otherwise, Landlord’s recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

(E)    Terms of Consent. If Landlord consents to a Transfer: (a) any Transfer shall be made only if, and shall not be effective until, the Transferee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee shall agree to be bound by and assume the obligations of this Lease on the part of Tenant to be performed or observed, (b) the terms, covenants and conditions of this Lease, including among other things, Tenant’s (or any Transferee’s) liability for the Subject Space, shall in no way be deemed to have been waived or modified and the original named Tenant (and any Transferee, as the case may be) shall remain fully liable for the payment of Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of the applicable assignment or sublease documents, and (f) Tenant shall furnish upon Landlord’s request a certificate by an officer of Tenant of any Transfer Premium Tenant has derived and shall derive from such Transfer and a copy of Tenant’s invoices, checks and other records relating to the calculation of the Transfer Premium. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Section 20(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(F)    Permitted Transfers. Notwithstanding Section 18(A), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (an “Affiliate”); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; or (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets. Tenant shall promptly notify Landlord of any such Permitted Transfer. Notwithstanding any such Permitted Transfer, the originally named Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity must have a Tangible Net Worth equal to or greater than the Tangible Net Worth of the Tenant before the Transfer, and in all cases the Permitted Transferee shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. No later than ten (10) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Article 18.

(G)    Permitted Occupants. Notwithstanding anything to the contrary contained in this Article, provided Tenant is not in Default, Landlord acknowledges and agrees that Tenant may permit Tenant’s suppliers, vendors or customers to occupy up to ten percent (10%) of the Premises during Tenant’s occupancy in accordance with the requirements of this Lease without it being deemed a Transfer for which consent is required. Landlord shall owe no duty to any such occupant. Tenant shall provide Landlord at least five (5) days before occupancy the name of each person and/or entity who will occupy a portion of the Premises pursuant to this Section. Tenant’s insurance and indemnity obligations under this Lease shall cover such occupants and their employees, agents, and invitees.

ARTICLE 19

Rights Reserved By Landlord

Except as expressly provided herein, Landlord reserves the right to control the Property including, without limitation, the following rights:

(A)    To change the name or street address of the Building; install and maintain signs on the exterior and interior of the Property or any part thereof; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; subject to Section 33(A) grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease; and have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(B)    To enter the Premises at reasonable hours to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, and if Tenant shall abandon the Premises at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.

(C)    To temporarily limit or prevent access to the Property or any part thereof, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D)    To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and to any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed). In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may, upon reasonable prior notice to Tenant, enter upon the Premises at reasonable hours and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request.

(E)    Intentionally deleted.

(F)    To install, use and maintain in and through the ceiling, walls, columns, and closets of the Premises pipes, conduits, wires, ducts or mechanical installations serving the Property. Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving or the servicing of equipment of Landlord to or from the enclosures containing such installations and Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord’s mechanical installations.

(G)    To take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing, or preservation of the Property or the Property.

(H)    To approve the weight, size, and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Property or the Premises only at such times and in such manner as Landlord shall direct, at Tenant’s sole risk and responsibility.

In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine janitorial services), (b) allow Tenant to have a representative present (except in emergencies), (c) exercise due care to protect all of Tenant’s information and treat it as “confidential,” and (d) take reasonable steps to minimize any interference with Tenant’s business. Exercise of any of the foregoing rights shall not constitute a constructive eviction or entitle Tenant to abatement of Rent, damages or other claims of any kind. Landlord shall have a copy of all keys to all doors within and into the Premises. No locks will be changed without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed. Tenant may install Tenant’s own security system for the Premises provided Tenant does so in coordination with Landlord so that Landlord may ensure that Tenant’s system is compatible with, and integrated with, the Building security system and to ensure Landlord has access in order to perform janitorial services and for other appropriate matters.

ARTICLE 20

Landlord’s Remedies

(A)    Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within five (5) days after notice; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within five (5) days after notice (provided, if the nature of Tenant’s failure is such that more than five (5) days time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iv) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s insolvency or admission of an inability to pay its debts as they mature; or (v) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 20. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.

(B)    Dispute Resolution. Notwithstanding anything to the contrary in the case of a Default (other than a Default under 20(A)(i), (iv) or (v) above) Landlord shall not exercise any remedy involving the termination of this Lease or of Tenant’s right to possession without first attempting in good faith to resolve the dispute through discussion with Tenant and, if Tenant so requests in writing within fifteen days after the Default occurs, Landlord shall participate in a one-day mediation of the dispute.

(C)    Remedies. If a Default occurs, is not cured within any applicable time permitted under Paragraph (A), and (if applicable) is not resolved as provided under Paragraph (B), Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law (including, without limitation, specific performance) or other provisions of this Lease, any and all of which may be exercised concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

(i)    Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 20(E), and (c) an amount equal to (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” on the date this Lease is terminated minus one percent, minus (2) the then present fair rental value of the Premises for such period, similarly discounted. The “Prime Rate” of interest shall be the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal from time to time. In the event The Wall Street Journal no longer publishes a Prime Rate of interest, Landlord shall select a comparable equivalent. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Prorata Share of Taxes and Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(ii)    Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 20(E), and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 20(C)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 20(C)(ii). If Landlord elects to proceed under this Section 20(C)(ii), it may at any time elect to terminate this Lease under Section 20(C)(i).

(D)    Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of all or any part of the Premises, Landlord shall use reasonable efforts to mitigate Landlord’s damages to the extent required by Law.

(E)    Payment by Tenant. Upon any uncured Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, or otherwise putting the Premises into a vanilla box condition suitable for lease, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing or advising Landlord of its rights, remedies, and recourses arising out of the Default.

(F)    Late Charges and Interest. Tenant shall pay, as additional Rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses if Rent is not received within five (5) days after Tenant’s receipt of written notice of non-payment. In addition, any Rent paid more than five (5) days after Tenant’s receipt of written notice of non-payment shall accrue interest from the due date at the Default Rate until payment is received by Landlord. The “Default Rate” of interest shall be the Prime Rate of interest (defined above) plus ten percent (10%). Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(G)    Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable and in that connection pay expenses and employ counsel. All sums paid by Landlord and all costs, charges, and expenses incurred by Landlord in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiation, or transaction in which Tenant causes Landlord, without Landlord’s fault, to be involved or concerned (including, but not limited to reasonable attorneys’ fees and costs) shall be payable by Tenant upon demand.

(H)    Other Matters. No act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(I)    Waiver of Lien Rights. Landlord expressly waives and disclaims any lien which it may have by statute or otherwise on the equipment, trade fixtures, merchandise, inventory, or business records that Tenant brings to the Premises. In addition, Landlord acknowledges that Tenant may, from time to time, offer all or portions of such items as collateral for obligations to lenders. Landlord will promptly execute such reasonable documentation as Tenant may request in order to evidence to any such lender Landlord’s waiver of any such claim.

ARTICLE 21

Landlord Default

Except as otherwise expressly provided in this Lease, if Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion. If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, in recognition that Landlord must receive timely payments of Rent and operate the Property, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

ARTICLE 22

Conveyance by Landlord and Liability

In case Landlord or any successor owner of the Property shall convey or otherwise dispose of the Property, or the portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become “Landlord” hereunder provided such other person assumes in writing and agrees to be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any Security Deposit, and Tenant shall attorn to such other Person. Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred provided the successor Landlord assumes this Lease in writing. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future members, managers, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 23

Indemnification

Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any acts or omissions of Tenant or its agents, contractors or employees in connection with “Work” by Tenant, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 25, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 26 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees.

Except to the extent arising from the intentional misconduct or negligent acts of Tenant or Tenant’s agents or employees, Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the common areas of the Property.

The indemnity obligations stated above in this Article shall survive the expiration or sooner termination of this Lease. The foregoing indemnities shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Lease.

ARTICLE 24

Safety and Security Devices, Services and Programs

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 9. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

Landlord and Tenant recognize the risk of domestic or international threats or acts of violence, terrorism, and war which may require additional security measures in the day-to-day operation of the Property. To promote the health, safety and welfare of the Building’s tenants, Tenant agrees to cooperate in any security measures instituted by Landlord or recommended by governmental officials in response to this risk. Tenant shall participate in evacuation drills performed by Landlord from time to time. Tenant consents to the search of all persons entering or leaving the Property. Expenses incurred by Landlord in connection with the development, implementation and provision of security measures shall be included in Operating Expenses. The exercise of security measures by the Landlord and the resulting interruption of service to, or cessation or diminution of Tenant’s business, if any, shall not be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

ARTICLE 25

Communications and Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the “Lines”) at the Property in or serving the Premises, provided: (a) Tenant shall (i) obtain Landlord’s prior written consent (not to be unreasonably withheld), (ii) use an experienced and qualified contractor approved in writing by Landlord, and (iii) comply with all of the other provisions of Article 6; (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion; (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (e) Landlord may require that Tenant remove Tenant’s Lines upon the expiration or earlier termination of this Lease; (f) Tenant’s rights shall be subject to the rights of any regulated telephone company; and (g) Tenant shall pay all costs in connection with Tenant’s Lines. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.

Landlord may (but shall not have the obligation to): (i) install new Lines at the Property, (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) over the period of time prescribed by Article 3(B).

Notwithstanding anything to the contrary contained in Article 11, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease, provided Landlord so notifies Tenant prior to such termination. Any Lines not required to be removed pursuant to this Article shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Article, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. Landlord shall exercise its rights under this Article 25 in a reasonable manner.

ARTICLE 26

Hazardous Materials

To the best of Landlord’s actual knowledge without duty to investigate, the Premises are free of “Hazardous Materials” (defined below). Landlord will promptly provide to Tenant any audit, study, report or other notice now or hereafter in Landlord’s possession or control that makes Landlord aware of an environmental risk to the Premises or Tenant.

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demand or claim made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matter where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 8 to the extent that the Premises or common areas of the Property serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 8.

ARTICLE 27

Offer

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of fifteen (15) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option (and shall, if required by applicable Law), deposit any security deposit and Rent, and proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 28

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall be effective when served personally or by reputable national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at AVNET, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attention: Director of Corporate Real Estate, with a copy to Avnet’s legal department at the same address, and if to Landlord, c/o Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092, Attn: 360 Interlocken, CO Asset Manager, with a copy to Prime West Companies, 1873 S. Bellaire Street, Suite 500, Denver, CO 80222, Attn: 360 Interlocken Property Manager, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

Tenant shall provide Landlord with the name(s) of individual(s) authorized to make requests of Landlord for services and to deal with Landlord’s property manager with regard to day to day operations. If Tenant fails to provide such names, Landlord may comply with written or oral requests by any officer or employee of Tenant. Tenant shall not authorize more than three (3) individuals for each floor on which the Premises are located.

ARTICLE 29

Real Estate Brokers

Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CB Richard Ellis and Colliers International, whose commissions shall be paid by Landlord pursuant to their separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

ARTICLE 30

Security Deposit

No Security Deposit shall be required under this Lease.

ARTICLE 31

Exculpatory Provisions

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Property to the terms of the Lease. The liability of Landlord to Tenant for any default by Landlord under the Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this provision shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, members, managers, shareholders, agents and employees, and their respective partners, members, shareholders, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under the Lease.

ARTICLE 32

Mortgagee’s Consent

Intentionally deleted.

ARTICLE 33

Other Tenant Rights

(A)    Exclusive Rights. Subject to rights of existing tenants to assign or sublease in accordance with leases in effect on the date this Lease is executed, and provided Tenant is leasing and occupying the entire Premises initially leased to Tenant hereunder, then so long as (i) AVNET, Inc., is Tenant hereunder, (ii) no Default exists hereunder beyond any applicable notice and cure period, and (iii) AVNET, Inc., as Tenant, is the primary occupant of the Premises, then from and after the date of this Lease, Landlord shall not lease space in the Building or consent to a sublease, assignment, or change of use of any existing tenant of the Building (but only to the extent Landlord is legally entitled to withhold such consent under the terms of the applicable lease) to Arrow Electronics, Tech Data Corporation, Ingram Micro, Digi-Key Corporation, Future Electronics, TTI, Inc., Nu Horizons Electronics Corp., Infor Global Solutions (Agilsys), NexInnovations, Inc.

(B)    Roof License. At any time and from time-to-time during the Term of this Lease, Tenant shall have the right to install, remove, replace, maintain, and repair, at Tenant’s sole cost and expense but otherwise at no additional charge under this Lease, one satellite dish and/or antenna and related equipment (collectively, “Dish”) on the rooftop of the Building in connection with its permitted use of the Premises and its and its affiliated and related companies’ business operations at the Premises, and to run riser cable and conduit to the rooftop of the Building to connect the Dish to Tenant’s Premises, subject to the following: (a) Landlord shall have the right to approve the size and location of the Dish and related cable and conduit, which such approval shall not be unreasonably withheld, delayed or conditioned following Tenant’s request for the same; (b) Tenant shall include coverage for installment and use of the Dish under its policy of general liability insurance required under this Lease; (c) Tenant shall immediately repair any damage to the Building caused by any of its activities with respect to the Dish and upon removal of the Dish will restore the rooftop to substantially the same condition as existed prior to the installation of the Dish (reasonable wear and tear excepted); (d) Tenant shall operate the Dish and related equipment in compliance with all applicable laws, rules, regulations and ordinances; (e) Landlord shall perform all roof penetrations and modifications necessary for the maintenance or removal of Tenant’s Dish and related equipment and Tenant will reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with such roof penetrations and modifications; (f) Tenant’s Dish and related equipment shall not hinder or unreasonably interfere with any other tenants’ or licensees’ installation, operation and maintenance or repair of antennae or satellite equipment; and (g) Tenant shall not make any installation or alteration on the roof and/or between the roof and the Premises without Landlord’s prior written approval of the plans and specifications therefor and the contractor(s) to be used, which approval shall not be unreasonably withheld, conditioned or delayed. Upon reasonable prior written notice, Landlord shall permit Tenant and its agents and contractors access to the rooftop for all purposes set forth herein and to the common areas of the Building for purposes of installing, removing, maintaining and repairing said cable and conduit. Landlord makes no representation or warranty of any kind, express or implied, regarding the Dish and Tenant’s use of same. Tenant agrees to indemnify and hold Landlord, its agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the building, the roof or Landlord’s property), causes of action and liability which arise by reason of any occurrence attributable to or arising out of Tenant’s maintenance, repair, operation or removal of the Dish or any related equipment, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom and Tenant agrees to defend any claim or demand against Landlord, its agents or employees arising out of any such occurrence. Tenant shall, upon 30 days prior written notice from Landlord, which notice shall include invoices or other acceptable evidence of such costs, reimburse Landlord for all costs and expenses incurred by Landlord after the date hereof as a result of Tenant’s operation of the Dish and related equipment, including damages to the building and the furnishing of electric power for the operation of the Dish and related equipment.

(C)    ADA. Landlord agrees that it will be responsible for compliance with the provisions of the Americans with Disabilities Act (“ADA”) existing as of the date of this Lease with respect to all of the Work. Tenant shall be responsible for compliance with the ADA with respect to any Alterations made by Tenant and with respect to any special needs of Tenant’s employees, other occupants of the Premises, or necessitated by Tenant’s use of the Premises for other than standard office uses.

(D)    Name and Likeness. So long as AVNET, Inc. is Tenant, Tenant may use the name and likeness of the Premises and the Building in promotional and publicity materials.

(E)    Confidentiality. No press release, tombstone or other public announcement of this Lease shall be made prior to approval of Tenant’s Director of Commercial Real Estate nor shall same disclose any of the economic terms of this transaction.

(F)    Signage. Landlord shall provide Tenant, at Landlord’s expense, with Building standard lobby directory and suite entry signage. Subject to the terms of this Article 33 and prior receipt of all necessary approvals, Tenant shall have the right to install and maintain exterior Building signage displaying Tenant’s name at the location on the Building shown on Exhibit F attached hereto. Tenant shall be solely responsible for obtaining and complying with all necessary approvals for the exterior signage. All such exterior signage and the method and manner of installation of the exterior signage (including the contractor who will perform the installation) shall be subject to Landlord’s prior written approval, not to be unreasonably withheld. Tenant shall be solely responsible for all costs associated with the exterior sign’s fabrication, installation, maintenance, operation, illumination (including installation of an electric meter), and removal, provided that a portion of the Construction Allowance may be used to pay for the initial installation and metering. Tenant shall maintain the exterior signage in a first class, sightly manner. Tenant shall promptly remove the signage upon the expiration or earlier termination of this Lease and shall promptly restore the exterior façade to match the then-existing façade and to remove and repair evidence of, and damage caused by, Tenant’s signage. Landlord covenants that it shall not construct any structures or improvements within the “View Corridor” shown on Exhibit F that would impair the visibility of Tenant’s exterior signage from US-36 nor allow any landscaping on the Property to impair the visibility of Tenant’s exterior signage from US-36. Landlord shall cooperate with Tenant in its effort to obtain all required governmental approvals and permits in connection with the Tenant’s exterior signage. Tenant’s exterior façade signage rights under this Section 33(F) shall terminate in the event Tenant ever leases less than twenty six thousand (26,000) rentable square feet in the Building.

(G)    Flooring. Provided the pricing is competitive, the materials are in accordance with the Working Drawings and meet minimum Building standards, and doing so will not delay the performance of the Work, as part of the Work Landlord will purchase and install Tenant’s required flooring and lighting under Tenant’s National Deferred Contract and pricing.

ARTICLE 34

Miscellaneous

(A)    Binding Upon Parties. Each of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 18 respecting Transfers; and all references herein to Landlord and Tenant shall be deemed to include all such parties. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Property at the time in question.

(B)    Recording. At either party’s request, a short-form memorandum of this Lease may be recorded at Tenant’s expense. The full lease shall not be recorded. If a memorandum is recorded, Tenant shall, at Landlord’s request, deliver to Landlord a fully executed quitclaim and release agreement in recordable form wherein Tenant terminates the memorandum.

(C)    Governing Law. This Lease shall be construed in accordance with the Laws of the State of Colorado.

(D)    Survival. All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(E)    Quiet Enjoyment. Landlord agrees that, if Tenant timely pays the Rent and performs the terms, covenants and conditions hereunder, and subject to all other terms, covenants and conditions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(F)    Light and Air. Except for Tenant’s signage rights as provided in Article 33 above, this Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises.

(G)    Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

(H)    Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

(I)    Joint and Several. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

(J)    Force Majeure. Notwithstanding anything in this Lease to the contrary, neither party shall be chargeable with, or liable to the other for, anything or in any amount for any failure to perform or delay caused by any of the following (“Force Majeure Delays”): fire; earthquake; explosion; flood; hurricane; the elements; act of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of that party; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by that Party; provided, however, lack of funds shall not be deemed a Force Majeure Delay nor shall any Force Majeure Delay excuse Tenant’s obligation to pay Rent when due.

(K)    Pronouns. Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.

(L)    Captions and Severability. The captions of the Articles, Sections and Paragraphs of this Lease are for convenience only and shall in no way modify any provision of this Lease. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable by a court of competent jurisdiction, it shall not affect, impair or invalidate any other term or provision hereof.

(M)    Definitions. “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, and orders, as well as applicable decisions by courts in the State of Colorado and by federal courts applying Colorado law. “Person” shall mean an individual, trust, partnership, joint venture, association, corporation, and any other entity.

(N)    Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty. Notwithstanding the foregoing, this Section 34(N) shall not be applicable to the extent that ownership of Tenant consists of publicly traded shares.

ARTICLE 35

Entire Agreement

This Lease, together with Rider One and the Exhibits attached hereto (each of which is hereby incorporated into this Lease), contains all the terms, covenants and conditions between Landlord and Tenant relative to the matters set forth herein and no prior agreement or understanding pertaining to the same shall be of any force or effect. Without limitation, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms, covenants and conditions for leases subject to Landlord’s final approval, and are not authorized to bind Landlord to any agreements, representations, understandings or obligations with respect to the condition of the Premises or the Property, the suitability of the same for Tenant’s business, or any other matter, and no agreement, representation, understanding or obligation not expressly contained herein shall be of any effect. Neither this Lease, nor any Rider or Exhibit referred to above may be modified, except in writing signed by both parties.

ARTICLE 36

Parking

Parking shall be available in areas designated by Landlord for tenant parking. Parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to Landlord’s rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis. Notwithstanding the foregoing to the contrary, Landlord reserves the right to assign specific spaces, to maintain one or more “executive parking areas” containing reserved spaces, and to reserve spaces for visitors, small cars, handicapped individuals, and other tenants, visitors of tenants or other Persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces, unless they otherwise qualify. Landlord may restrict or prohibit full size vans and other large vehicles. Landlord warrants that the parking ratio for the benefit of the Tenant is and will remain not less than 4.06 spaces per 1000 square feet of rentable space within the Building. Landlord shall not alter the location or accessibility of the parking. Landlord may charge a fee for reserved parking spaces, which fee shall be subject to increase from time to time; however, except with respect to reserved spaces, and except as maintenance costs may be included in Operating Expenses, there shall be no separate charge for parking.

In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to temporarily close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse.

ARTICLE 37

Termination Option

Tenant shall have the right and option in Tenant’s sole discretion, to terminate the Lease in its entirety (“Termination Option”) effective as of the last day of the ninety fourth (94th) Lease Month (“Termination Effective Date”). Tenant may exercise the Termination Option, if at all, by giving Landlord irrevocable written notice of Tenant’s exercise of the Termination Option no later than twelve (12) months prior to the Termination Effective Date. As a condition to the effectiveness of Tenant’s exercise of the Termination Option, Tenant shall pay Landlord the Termination Fee no later than the date on which Tenant exercises Tenant’s Termination Option. The “Termination Fee” shall be the sum of (a) the unamortized portion of (i) Landlord’s brokerage costs paid in connection with this Lease plus (ii) the Construction Allowance (to the extent actually expended by Landlord), both amortized on a straight line basis over the Term, plus (b) five (5) months Base Rent, Taxes and Operating Expenses payable by Tenant at the time of exercise. At Tenant’s request, Landlord shall provide Tenant information necessary to calculate the Termination Fee. If Tenant timely and properly exercises the Termination Option in accordance with this Article 36, then this Lease shall terminate on the Termination Effective Date as if such date was the scheduled expiration date under this Lease.

ARTICLE 38

Back Up Generator

The Building is currently served by a Cummins Model DFCE-5564643 back up generator, which has been serving as a back up generator for the whole Building. However, Tenant may have greater power needs and, consequently, the existing generator may not be able to produce enough electricity to serve as a full building back up generator upon Tenant’s occupancy. At Tenant’s request, Landlord will convey the existing generator to Tenant in an “as is” condition via Bill of Sale for $1 and, in exchange, Tenant shall purchase and convey to Landlord for $1 a larger generator that will be able to serve as a full building back up generator including, without limitation, able to serve as a back up generator for all other tenants and for the Building’s fire/life safety systems, despite Tenant’s increased power needs. Tenant may use the Construction Allowance to pay for the cost to remove the old generator, to purchase the new generator, and to install the new generator. Removal of the existing generator and installation of the new generator shall be performed by Tenant under the supervision and direction of Landlord’s property manager and engineer; furthermore, Landlord shall have the right to review and reasonably approve in advance the plans for installation of the new generator. The new generator must serve as a back up generator for the whole Building including, without limitation, providing back up for other tenants and for the Building’s fire/life safety system. Tenant shall indemnify and hold Landlord harmless from any and all losses, costs, claims, damages and expenses incurred by Landlord as a result of Tenant’s removal of the existing generator and/or installation of the new generator including, without limitation, environmental liabilities, except liability for any conditions that existed at the site prior to the removal of the existing generator. Removal of the old generator and installation of the new generator must occur on or about the same time in order to provide as little interruption as possible to the Building’s back up power capabilities.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

FUND IX, FUND X, FUND XI AND REIT JOINT VENTURE, a Georgia Joint Venture

WELLS REAL ESTATE FUND IX, L.P., a Georgia limited partnership

By:  Wells Partners, L.P., a Georgia limited partnership, as general partner

By:  Wells Capital, Inc., a Georgia corporation, as general partner

By: /s/ Randall D. Fretz

Name: Randall D. Fretz

Its: Sr. Vice President

WELLS REAL ESTATE FUND X, L.P., a Georgia limited partnership

By:  Wells Partners, L.P., a Georgia limited partnership, as general partner

By:  Wells Capital, Inc., a Georgia corporation, as general partner

By: /s/ Randall D. Fretz

Name: Randall D. Fretz

Its: Sr. Vice President

WELLS REAL ESTATE FUND XI, L.P., a Georgia limited partnership

By:  Wells Partners, L.P., a Georgia limited partnership, as general partner

By:  Wells Capital, Inc., a Georgia corporation, as general partner

By: /s/ Randall D. Fretz

Name: Randall D. Fretz

Its: Sr. Vice President

PIEDMONT OPERATING PARTNERSHIP, L.P., a

Delaware Limited Partnership

By:  Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole general partner

By: /s/ Joseph H. Pangburn

Name: Joseph H. Pangburn

Its: Senior Vice President

TENANT:

AVNET, INC., a New York corporation

By: /s/ Raymond Sadowski

Name: Raymond Sadowski

Its: Sr. VP & CFO

RIDER ONE

RULES

Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior of the Premises, will be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant.

No awning or other projection will be attached to the outside walls of the Building. No curtains, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Premises, will be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

Tenant, its servants, employees, customers, invitees and guests will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in and about the Building which are used in common with other tenants and their servants, employees, customers, guests and invitees, and which are not a part of the Premises of Tenant. Tenant will not place objects against glass partitions or doors or windows which would be unsightly from the Building corridors or from the exterior of the Building, or that would interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere and will not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the Building.

Tenant will not waste electricity, water or air conditioning and will cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning systems and will refrain from attempting to adjust any controls other than unlocked room thermostats, if any, installed for Tenant’s use. Tenant will keep corridor doors closed.

Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured after normal business hours.

No person or contractor not employed by Landlord will be used to perform janitorial work, window washing cleaning, maintenance, repair or similar work in the Premises without the written consent of Landlord.

In no event will Tenant bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzene, or explosives or any other article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this paragraph, any insurance premium for all or any part of the Building will at any time be increased, Tenant will make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

Tenant will comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and will not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

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Landlord will have the right to prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as an office complex for office use, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

The Premises will not be used for cooking (except for the use of microwave ovens), lodging, sleeping or for any immoral or illegal purpose.

Tenant and Tenant’s servants, employees, agents, visitors and licensees will observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations will be given in such manner as Landlord may reasonably elect.

Unless expressly permitted by Landlord, no additional locks or similar devices will be attached to any door or window and no keys other than those provided by Landlord will be made for any door. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and will explain to Landlord all combination locks on safes, cabinets and vaults.

Any carpeting cemented down by Tenant will be installed with a releasable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by such removal to Tenant.

The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances will be thrown therein. All damages resulting from any misuse of the fixtures will be borne by Tenant who, or those servants, employees, agents, visitors or licensees, will have caused the same. No person will waste water by interfering or tampering with the faucets or otherwise.

No electrical circuits for any purpose will be brought into the leased premises without Landlord’s written permission specifying the manner in which same may be done.

No bicycle or other vehicle, and no dog (other than seeing-eye dogs) or other animal will be allowed in offices, halls, corridors, or elsewhere in the building.

Tenant will not throw anything out of the door or windows, or down any passageways or elevator shafts.

All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse will be made only through entryways and freight elevators provided for such purposes and indicated by Landlord. Tenant will be responsible for any damage to the building or property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the leased premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

All safes, equipment or other heavy articles will be carried in or out of the Premises only at such time and in such manner as will be prescribed in writing by Landlord, and Landlord will in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the leased premises or the building in which they are located, or to the other tenants or occupants of such building. Tenant will be responsible for any damage to the building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the

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leased premises, and will make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

Canvassing, soliciting, and peddling in the building is prohibited and each Tenant will cooperate to prevent the same.

Vending machines will not be installed without permission of Landlord (which will not be unreasonably withheld).

Wherever in these Building Rules and Regulations the word “Tenant” occurs, it is understood and agreed that it will mean Tenant’s associates, agents, clerks, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it will mean Landlord’s assigns, agents, clerks, servants and visitors.

Tenants, its servants, employees, customers, invitees and guests will, when using the common parking facilities, if any, in and around the building, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked in a no parking zone. All vehicles will be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles will be parked overnight.

At all times the Building will be in charge of Landlord’s employee in charge and (a) persons may enter the Building only in accordance with Landlord’s regulations, (b) persons entering or departing from the Building may be questioned as to their business in the Building, and the right is reserved to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building, and (c) all entries into and departures from the Building will take place through such one or more entrances as Landlord will from time to time designate; provided, however, anything herein to the contrary notwithstanding, Landlord will not be liable for any lack of security in respect to the Building whatsoever. Landlord will normally not enforce clauses (a), (b) and (c) above from 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 8:00 a.m. to 1:00 p.m. on Saturdays, but it reserves the right to do so or not to do so at any time at its sole discretion. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Building and the property therein. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Building of any person.

All entrance doors to the Premises will be locked when the Premises are not in use. All corridor doors will also be closed during times when the air conditioning equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

Tenant shall comply with Building rules and regulations implemented by Landlord from time to time with respect to energy conservation and environmental initiatives, whether such rules and regulations are the result of governmental requirement or independently implemented by Landlord. Such initiatives may include, but shall not be limited to, stormwater management initiatives; heat island reduction (roof or non-roof); usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials.

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Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, desirable, or proper, in Landlord’s reasonable judgment, for its best interest or for the best interest of the tenants of the Building

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EXHIBIT A

(Floor plan(s) showing Premises)

(see attached)

A-1

First Floor Plan

1/8" = 1'-0"

Key Plan

NTS

Notes

KEENEY DESIGN

WE DESIGN SPACE

575 Logan Street
Denver, CO 80203
303-871-1070

Project:
Avnet
Suites 103,125 &150

385 Interlocken Blvd
Broomfield, CO

REVISIONS

© COPYRIGHT
KEENEY DESIGN, INC.
ALL RIGHTS RESERVED.

536.01A

06/23/10

SLS SLS

Floor Plan

TA-3

Second Floor Plan

1/8" = 1'-0"

Notes

Revisions

KEENEY DESIGN

WE DESIGN SPACE

575 Logan Street
Denver, CO 80203
303-871-1373

Avnet
Suite 280

360 Interlocken Blvd
Broomfield, CO

REVISIONS

© COPYRIGHT
KEENEY DESIGN, INC.
ALL RIGHTS RESERVED.

338.013

09/23/10

BLS BLS

Floor Plan

TA-3

Third Floor Plan

Notes

KEENEY DESIGN
WE DESIGN SPACE

575 Logan Street
Denver, CO 80203
303-871-1970

Avnet
Suite 300

390 Interlocken Blvd
Broomfield, CO

REVISIONS:

© COPYRIGHT
KEENEY DESIGN, INC.
ALL RIGHTS RESERVED.

Floor Plan
TA-3

EXHIBIT B

TENANT FINISH-WORK: ALLOWANCE

(Landlord Performs the Work)

1.	Acceptance of Premises. Upon completion of the Work as provided here, Tenant shall accept the Premises in their “As Is” condition upon the Commencement Date.

2.	Working Drawings.

(a) Preparation and Delivery.    On or before the date which is fifteen (15) days following the date on which this Lease is fully executed by both Landlord and Tenant, Landlord shall cause to be prepared final working drawings (architectural and, if necessary, MEP drawings) of all improvements to be installed in the Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Such working drawings shall be prepared by a design consultant selected by Landlord (whose fee shall be included in the Total Construction Costs [defined below]).

(b) Approval Process.    Tenant shall notify Landlord whether it approves of the submitted working drawings within three (3) business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s unreasonable withholding of its consent or delay in giving its written approval as to such working drawings shall constitute a Tenant Delay Day (defined below).

3.

Landlord’s Approval; Performance of Work.    If any of Tenant’s proposed construction work will affect the Building’s structure or Systems and Equipment, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems and Equipment (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the common area, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings.

4.

Bidding of Work.    Prior to commencing the Work, Landlord shall competitively bid the Work to three contractors approved by Landlord. If the estimated Total Construction Costs are expected to exceed the Construction Allowance, Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant’s requested alterations. In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within two (2) business days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such two (2) business day period, Tenant shall be deemed to have approved the bids. Within five (5) business days following Landlord’s submission to Tenant of the initial construction bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord’s representative and the proposed contractor, the pricing of any requested revisions to the bids for the Work, and (b) approved in writing any overage in the Total Construction Costs in excess of the Construction Allowance, failing which each day after such five (5) business day period shall constitute a Tenant Delay Day.

5.

Change Orders.    Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building’s structure or the Building’s Systems and Equipment (including the Building’s restrooms or mechanical rooms), (ii) the exterior appearance of the Building, or (iii) the appearance of the common area, or (b) if any such requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6.

Definitions.    As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs: (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Working Drawings, (b) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change to the Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Working Drawings, or in connection with the performance of the Work, (e) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (f) because Tenant, its agents, employees, or contractors otherwise delay completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings and evidence of governmental approval of the Work has been obtained. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord.

7.

Walk-Through; Punchlist.    When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8.

Total Construction Costs.    The entire cost of performing the Work (including without limitation costs of design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, related taxes and insurance costs, and the construction supervision fee referenced in Section 9 of this Exhibit, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly: (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord 50% of the amount by which Total Construction Costs exceed the Construction Allowance. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (x) the amount of the advance payment already made by Tenant, and (y) the amount of the Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a Default by Tenant under the Lease.

9.

Construction Allowance.    Landlord shall provide to Tenant a construction allowance not to exceed $42.00 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) within six (6) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. If not necessary to pay the Total Construction Costs, a portion of the Construction Allowance, not to exceed twenty percent (20%) of the Construction Allowance, may be used by Tenant to purchase furniture, fixtures and equipment for the Premises, to install telephone/data cabling in the Premises, and for Tenant’s expenses of moving into the Premises. Landlord shall reimburse Tenant for such expenses within thirty (30) days after receipt of invoices for same, together with such other back up documentation that Landlord may reasonably require.

10.

Construction Management.    Landlord or its Affiliate or agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building and the Building’s Systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to 4% of the Total Construction Costs up to $500,000, 3% of the Total Construction Costs greater than $500,000 but less than $1,500,000, and 2% of the Total Construction Costs greater than $1,500,000. In addition, Tenant shall pay or reimburse Landlord for additional fees incurred by Landlord and for reimbursable items that Landlord is responsible to pay under Section 9 and 10 of Appendix A to the Project Management Services Agreement (this “Agreement”) dated July 7, 2010 between Landlord and CB Richard Ellis.

11.	Additional Landlord Obligations.

Landlord shall not be entitled to fees or other consideration from Tenant in connection with any review of plans or supervision of work required herein, or in connection with any Work required to be performed by Landlord, except as expressly provided herein.

Landlord’s approval of Tenant’s proposed construction work shall not be withheld except for reasonable and material reasons which shall include, but not be limited to, the following: (i) adverse affect on the structural integrity of the Building; (ii) likely damage to the Building Systems and Equipment; (iii) non-compliance with applicable codes; or (iv) materially adverse affect on the exterior appearance of the Building.

The contractors who perform the Work shall be subject to the approval of Tenant, which shall not be unreasonably withheld.

The general contractor who performs the Work shall provide a one year warranty against defects in materials or workmanship. At Tenant’s request before the contract with the general contractor is signed, and at Tenant’s expense, Landlord shall obtain a two (2) year warranty against defects in materials or workmanship.

To qualify as “Substantial Completion” the Work must be substantially completed in accordance with the Building Plans except for details, omissions, and mechanical adjustments of the type normally found on an architectural “punch list” that do not materially impair Tenant’s ability to use and operate within the Premises.

Upon reasonable advance notice, Landlord shall make available to Tenant for inspection and copying at the location where such records are kept, during its normal weekday business hours, true and complete copies of all bidding documents, contracts, lists of approved and solicited subcontractors and suppliers, requests for proposals, cost estimates, payment applications, lien waivers, and related documents.

Landlord shall endeavor to minimize the cost of Tenant’s improvements, considering the requirement of using respectable and reliable subcontractors and suppliers and consistent with Building standards and the Working Drawings.

Landlord shall represent and warrant to Tenant, that as of the Commencement Date the Building will be structurally sound, that Landlord’s Work will be installed and constructed in substantial accordance with the design drawings and that the Premises and all improvements therein are in good working order. Landlord will enforce warranties during the warranty period.

12.

Construction Representatives.    Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	R. Kevin Terrien
CBRE Project Management
8390 East Crescent Parkway, Suite 300 Greenwood Village, CO 80111 Telephone: 720-528-6424
Telecopy: 720-528-6333 Kevin.terrien@cbre.com

Tenant’s Representative:	Michael Davis
3218 N. Reynolds Circle
Mesa, Arizona 85215
Michael@medavisandassociates.com

Telephone: (602) 725-2652
Fax: (602) 854-7438

13.

Miscellaneous.    To the extent not inconsistent with this Exhibit, Articles 6 and 11 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C

OPTION TO EXTEND

Tenant is hereby granted the option (“Extension Option”) to extend the term of the Lease for two (2) consecutive periods of five (5) Lease Years (“Extension Term”). The Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than eighteen (18) months and no later than twelve (12) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at any time thereafter prior to commencement of the Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option.

The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any initial rent abatement, concession or allowance which are in the nature of economic concessions or inducements shall not be applicable to any Extension Term. In addition to Base Rent, Tenant shall pay Additional Rent, and other Rent during the Extension Term as provided in this Lease.

Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be ninety five percent (95%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term “Current Market Rate” means the prevailing net rental rate per rentable square foot under renewals of office leases recently executed for comparable space in the Building. The determination of Current Market Rate shall take into consideration that this is a net lease; any differences in the size of space being leased, the location of space in the building and the length of lease terms; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses or other purposes), the creditworthiness of Tenant; and other pertinent factors. The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market.

Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

Tenant shall, within fifteen (15) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; (b) rejects Landlord’s determination of the Current Market Rate, or (c) requests that the Current Market Rate be determined by an appraiser (“Arbitration Request”). If Tenant rejects Landlord’s determination, Tenant’s exercise of the Extension Option granted herein shall be deemed revoked and of no further force of effect. If Tenant requests that the Current Market Rate be determined by an appraiser, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the same submarket in which the Building is located, with working knowledge of current office rental rates and practices. For purposes of this Lease, an “MAI” appraiser

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means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased or assigned all or any portion of the Premises, then immediately upon such termination, sublease or assignment, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant.

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EXHIBIT D

LEGAL DESCRIPTION

Lot 2, Block 1 Minor Subdivision Interlocken Filing No. 3, County of Boulder, State of Colorado.

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EXHIBIT E

COMMENCEMENT DATE CONFIRMATION

Landlord:	Fund IX, Fund X, Fund XI, and REIT Joint Venture, a Georgia joint venture

Tenant:	AVNET, Inc.

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of                      , 2010 (the “Lease”) for certain premises known as Suite              in the building commonly known as 360 Interlocken Boulevard, Broomfield, Colorado 80021 (the “Premises”). This Confirmation is made pursuant to Article 1 of the Lease.

1.    Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is                     , 20__, and the Termination Date of the Lease is                     , 20__.

2.    Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises are acceptable in all respects in its current “as is” condition.

3.    Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

(signatures appear on following page)

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LANDLORD:

FUND IX, FUND X, FUND XI AND REIT JOINT VENTURE, a Georgia Joint Venture

WELLS REAL ESTATE FUND IX, L.P., a Georgia limited partnership

By: Wells Partners, L.P., a Georgia limited partnership, as general partner

By: Wells Capital, Inc., a Georgia corporation, as general partner

By:

Name:

Its:

WELLS REAL ESTATE FUND X, L.P., a Georgia limited partnership

By: Wells Partners, L.P., a Georgia limited partnership, as general partner

By: Wells Capital, Inc., a Georgia corporation, as general partner

By:

Name:

Its:

WELLS REAL ESTATE FUND XI, L.P., a Georgia limited partnership

By: Wells Partners, L.P., a Georgia limited partnership, as general partner

By: Wells Capital, Inc., a Georgia corporation, as general partner

By:

Name:

Its:

PIEDMONT OPERATING PARTNERSHIP, L.P., a

Delaware Limited Partnership

By: Piedmont Office Realty Trust, Inc., a Maryland corporation, its sole general partner

By:

Name:

Its:

TENANT:

AVNET, INC.

By:
Name:
Its:

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EXHIBIT F

LOCATION OF EXTERIOR SIGNAGE

See attached.

Depiction of signage is for location purposes only and is not to scale.

EXHIBIT G

JANITORIAL SPECIFICATIONS

See attached.

EXHIBIT “A”

JANITORIAL CLEANING REQUIREMENTS

I.	COMMON AREAS AND PRIVATE OFFICES

Daily		Weekly		Monthly
1.	Empty wastebaskets and dispose of all marked trash, replace trash liners.	1.	Low dust all horizontal surfaces to hand height, as needed.	1.	High dust all horizontal surfaces (ducts, pipes, etc.).

2.	Empty and damp clean all ashtrays and service any sand urns.	2.	Clean and sanitize phones.	2.	Full clean of interior glass partitions.*

3.	Dust and spot clean desk tops, ledges, cabinets, bookcases, shelves, and phones (not disturbing any materials).	3.	Clean desk tops (not disturbing occupants materials).

4.	Dust all furniture.	4.	Clean and polish bright metal to hand height.

5.	Spot clean walls, switches, handles and push plates.	5.	Edge carpets and clean baseboards.

6.	Vacuum all carpeted areas and mats.	6.	Vacuum or damp clean furniture.

7.	Wipe down all entrance doors to each suite.	7.	Wipe down all interior suite doors and wood paneling.

8.	Spot clean reception lobby glass, front door and directory.

9.	Clean and sanitize drinking fountains, vending machines, etc.				* As Needed

10.	Sweep and damp mop all hard floors.

11.	Maintain janitor closets, equipment and supplies.

12.	Spot clean interior glass partition.

II.	RESTROOMS

Daily		Weekly		Monthly
1.	Empty all trash, disposals and sanitary napkin containers, sanitize and insert liners.	1.	Low dust all horizontal surfaces to hand height. to hand height.	1.	High dust all horizontal surfaces (ducts, pipes, etc.).

2.	Wash and sanitize exterior of all containers.	2.	Flush and sanitize floor drain.	2.	Wash and sanitize all metal partitions.

3.	Clean and sanitize all sinks, fixtures, counter surfaces and adjacent walls.	3.	Wash all shower stalls.

4.	Clean and polish all mirrors and interior glass.

5.	Clean and sanitize all toilet bowls, urinals and surrounding walls.

6.	Spot dust and clean all all metal partitions.

7.	Clean and sanitize all toilet seats.

8.	Clean and polish all chrome and stainless surfaces.

9.	Refill all dispensers to the maximum limit.

10.	Spot clean walls, switches, push plates and handles.

11.	Sweep and wet mop floor, including shower floors.

III.	ELEVATORS

Daily		Weekly	Monthly
1.	Clean wall around signal buttons.		1.	Polish elevator doors and paneling.

2.	Dust and clean all horizontal surfaces and doors on both the inside and outside.

3.	Polish all bright metal surfaces inside and out.

4.	Clean door tracks.

5.	Vacuum or damp mop all floors of cabs.

IV.	STAIRWELLS

Daily		Weekly		Monthly
1.	Dust and/or wash all handrails.	1.	Sweep all stairwells.	1.	Wet mop stairwells.

2.	Police for trash.

V.	CARPETS

Daily		Weekly		Monthly
1.	Vacuum open areas including corners and edges.	1.	Detail vacuum all areas.

VI.	HARD FLOORS

Daily		Weekly		Monthly
1.	Dry dust/sweep and damp mop open area.	1.	Machine scrub all shower stalls.	1.	Machine scrub all restrooms.

2.	Damp mop and sanitize restrooms.